Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-210049 and 333-210052) and Form S-8 (No. 333-202008) of Easterly Government Properties, Inc. of our report dated July 28, 2017 relating to the statement of revenues and certain expenses of the Department of Veterans Affairs (VA) Ambulatory Care Center (VA – Loma Linda) for the period May 27, 2016 through December 31, 2016, which appears in this Current Report on Form 8-K/A of Easterly Government Properties, Inc.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 28, 2017